Exhibit 99.1

Press Release & Investor Call

Remote Monitoring and Control Provider Acorn’s Q1’25 EPS Rose to $0.19

vs. $0.03 on 45% Higher Revenue; Investor Call Today at 11am ET

Wilmington, DE – May 8, 2025 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control solutions for backup generators, gas pipelines and other critical infrastructure assets, announced results for its first quarter ended March 31, 2025 (Q1’25). Acorn will hold an investor call today at 11am ET (details below).

Summary Financial Results (1)

($ in thousands except per share data)	Q1’25	Q1’24	Change
Hardware revenue	$1,829	$1,030	+77.6%
Monitoring revenue	$1,269	$1,102	+15.2%
Total revenue	$3,098	$2,132	+45.3%
Gross margin	75.1%	74.6%	+50bps
Net income to stockholders	$464	$65	+613.8%
Net income per diluted share	$0.19	$0.03	+533.3%

(1) All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrixTM, LLC.

CEO Commentary

Jan Loeb, Acorn’s CEO, said, “Our results continue to benefit from a large contract to provide monitoring equipment and an initial year of monitoring services for 5,000 to 10,000 cell tower backup generators. The rollout is progressing well, and we expect to complete hardware deliveries in 2025. The contract contributed $945,000 in revenue in Q1’25 and $2.6M since inception in Q3’24, primarily hardware revenue related to monitor shipments.

“Our selection by one of the nation’s largest cell phone providers confirms OmniMetrix’s technology and service leadership. We have been working hard to make the rollout a success and believe we are well-positioned for future opportunities with this customer as well as others with large scale remote monitoring needs.

“We also remain focused on a variety of initiatives to support our objective of achieving long-term revenue growth of 20% or more. Our sales team is focused on larger commercial and industrial customer opportunities, while at the same time we are working to support growth opportunities in the residential market through our network of approximately 600 generator dealers in North America. Additionally, we are working to build strategic relationships with power generator and other key original equipment manufacturers to bundle our respective solutions to greatly enhance their customer offering. We also remain active in our pursuit of strategic M&A opportunities that align with our business model and can be meaningfully accretive.

“We continue to see a variety of factors that we expect to create greater commercial and consumer demand for backup power generation and remote monitoring and control in the coming years. These include more frequent severe weather incidents that can disrupt electricity access over long periods—highlighting the urgent need for reliable backup power solutions. Added to this is aging grid infrastructure and rising peak demand that are straining electrical grids that are already struggling to support the expansion of energy-intensive technologies like cloud computing, quantum computing, artificial intelligence, and the expanding demand for data. Given these scenarios, we expect continued growth in the currently modest penetration of standby power systems across commercial, industrial and residential applications. To meet this growing need, OmniMetrix is dedicated to advancing and developing cutting-edge, industry-leading solutions that deliver high-ROI value to our customers. I am grateful to the OmniMetrix team for their hard work and dedication to delivering a best-in-class experience to our customers each day.

“We have built a compelling business model at OmniMetrix, with high-margin, annually-recurring monitoring revenue, and growth supported by hardware sales. Our Q1’25 results reflect our strong operating leverage, with 54% of incremental revenue dropping to the operating income line. Q1’25 revenue rose $966,000 over Q1’24 and delivered $526,000 in additional operating income. Driven by cash flow from operations, our cash position improved by $265,000 to $2.6M in Q1’25 from $2.3M at year-end 2024, and our Q1’25 working capital increased to $1.7M from $1.1M at year-end.

“Finally, I did want to confirm that we have initiated discussions with Nasdaq regarding our intention to apply to list our common stock on the Nasdaq Capital Market exchange. We believe that we currently meet all the requirements for uplisting and we have submitted our initial application, commencing what we expect to be a process that typically takes a couple of months. In conjunction with the Nasdaq uplisting, we are also considering a change in our corporate name to better reflect our operational focus.”

Financial Review

Q1’25 revenue rose 45% vs. Q1’24 to $3,098,000, driven by a 78% increase in hardware revenue and a 15% increase in monitoring revenue. Hardware growth was primarily driven by $876,000 of TrueGuard generator monitor equipment revenue under the cell phone provider contract. Monitoring revenue, which is amortized over the term of the service period (typically one year), grew 15% in Q1’25, reflecting continued growth in the number of monitored end points.

Driven by revenue expansion, Q1’25 gross profit grew 46% vs. Q1’24 to $2,326,000, reflecting a gross margin of approximately 75% in both periods.

Operating expenses increased 14% to $1,722,000 in Q1’25 vs. $1,513,000 in Q1’24, due to a $156,000 increase in selling, general and administrative (SG&A) expense and a $53,000 increase in research and development (R&D) expense. The increase in SG&A was due to higher corporate audit and tax fees, as well as increased operating expenses for compensation, commissions and software/technology expenses. The increase in R&D expense reflected an increases in salaries, including the hiring of a new senior-level engineer in November 2024, and third-party expenses for continued development of next-generation monitoring products and exploration of new product lines. Q1’25 total operating expenses decreased to 56% of revenue from 71% in Q1’24, due to operating efficiencies.

Reflecting revenue growth and operating leverage, Q1’25 net income attributable to Acorn stockholders improved to $464,000, or $0.19 per diluted share, up from $65,000, or $0.03 per diluted share, in Q1’24. Note that when comparing Acorn’s EPS to prior-year quarters that the Company now reports on a fully-taxable basis, although its earnings are largely shielded from federal taxes on a cash basis due to its substantial NOLs. In Q1’25 Federal income tax expense was $131,000, or $0.05 per share. Also, in what is typically a seasonal low-revenue quarter, the Company incurred an increase of $67,000, or $0.03 per share, in audit and tax professional fees in Q1’25, related to the work performed to derive the partial release of income tax valuation allowance against its deferred tax assets as of December 31, 2024.

Liquidity and Cash Flow

Excluding deferred revenue of $3,394,000 and deferred cost of goods sold of $316,000, which have no impact on future cash flow, net working capital improved to $4,809,000 at March 31, 2025 from $4,230,000 at December 31, 2024. This included cash of $2,591,000 at March 31, 2025 versus $2,326,000 at year-end 2024.

In Q1’25 Acorn generated $271,000 of cash from operating activities and used $6,000 for investments in equipment, for a net increase in cash of $265,000.

Investor Call Details

Date/Time:	Thursday, May 8th at 11:00 AM ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix serves tens of thousands of commercial and residential customers, including over 25 Fortune/Global 500 companies, supporting cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities and residential backup generators.

OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support via enrolled backup generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There are no assurances that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. The Company’s plan to uplist to the Nasdaq Capital Market is subject to compliance by the Company with the listing requirements of the Nasdaq Stock Market. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

X (formerly Twitter):	@Acorn_IR and @OmniMetrix
StockTwits:	@Acorn_Energy

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2025	2024

Revenue	$3,098	$2,132
COGS	772	541
Gross profit	2,326	1,591
Operating expenses:
Research and development (R&D) expenses	291	238
Selling, general and administrative (SG&A) expenses	1,431	1,275
Total operating expenses	1,722	1,513
Operating income	604	78
Interest income, net	24	15
Income before income taxes	628	93
Income tax expense	154	25
Net income	474	68
Non-controlling interest share of income	(10)	(3)
Net income attributable to Acorn Energy, Inc. stockholders	$464	$65

Basic and diluted net income per share attributable to Acorn Energy, Inc. stockholders:
Net income per share attributable to Acorn Energy, Inc. stockholders – basic and diluted	$0.19	$0.03
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic and diluted:
Basic	2,491	2,486
Diluted	2,498	2,494

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of March 31, 2025	As of December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash	$2,591	$2,326
Accounts receivable, net	2,060	1,933
Inventory	920	436
Other current assets	282	288
State income tax receivable	—	10
Deferred cost of goods sold (COGS)	316	406
Total current assets	6,169	5,399
Property and equipment, net	481	505
Right-of-use assets, net	57	84
Deferred COGS	25	70
Other assets	92	103
Deferred tax assets	4,310	4,435
Total assets	$11,134	$10,596
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$684	$297
Accrued expenses	198	290
Deferred revenue	3,394	3,521
Current operating lease liabilities	66	98
Other current liabilities	62	59
State income tax payable	34	19
Total current liabilities	4,438	4,284
Long-term liabilities:
Deferred revenue	561	712
Other long-term liabilities	25	24
Total liabilities	5,024	5,020
Commitments and contingencies
Deficit:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share: Authorized - 42,000,000 shares; issued - 2,541,308 at March 31, 2025 and December 31, 2024; outstanding - 2,491,130 at March 31, 2025 and December 31, 2024	25	25
Additional paid-in capital	103,466	103,405
Accumulated stockholders’ deficit	(94,390)	(94,854)
Treasury stock, at cost – 50,178 shares at March 31, 2025 and December 31, 2024	(3,036)	(3,036)
Total Acorn Energy, Inc. stockholders’ equity	6,065	5,540
Non-controlling interests	45	36
Total equity	6,110	5,576
Total liabilities and equity	$11,134	$10,596

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (IN THOUSANDS)

	Three months ended March 31,
	2025	2024
Cash flows provided by operating activities:
Net income	$474	$68
Depreciation and amortization	30	28
Deferred tax expense	125	—
Decrease in the provision for credit loss	(1)	(7)
Impairment of inventory	—	9
Non-cash lease expense	32	32
Stock-based compensation	61	27
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(126)	56
(Increase) decrease in inventory	(484)	165
Decrease in deferred COGS	135	235
Decrease in other current assets and other assets	17	27
Decrease in state income tax receivable	10	—
Decrease in deferred revenue	(278)	(556)
Decrease in operating lease liability	(37)	(36)
Increase in state income tax payable	15	—
Increase (decrease) in accounts payable, accrued expenses, other current liabilities and non-current liabilities	298	(91)
Net cash provided by (used in) operating activities	271	(43)

Cash flows used in investing activities:
Purchases of furniture and equipment	(6)	—
Investments in technology	—	(2)
Net cash used in investing activities	(6)	(2)

Cash flows provided by financing activities:
Stock option exercise proceeds	—	13
Net cash provided by financing activities	—	13

Net increase (decrease) in cash	265	(32)
Cash at the beginning of the period	2,326	1,449
Cash at the end of the period	$2,591	$1,417

Supplemental cash flow information:
Cash paid during the year for:
Interest	$—	$1
Income taxes	$4	$2
Non-cash investing and financing activities:
Accrued preferred dividends to former CEO of OmniMetrix	$1	$1